Acorn Energy Announces Purchase of OmniMetrix, LLC

Montchanin, DE (February 15, 2012) - Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced the signing and closing of an agreement to purchase OmniMetrix, LLC, a leading developer and producer of remote monitoring equipment and systems for emergency power generators and underground pipelines. The purchase price is $8.5 million, subject to adjustment as provided in the purchase agreement. Pritchard Capital Partners served as an advisor to Acorn Energy in this transaction.

OmniMetrix is headquartered in Georgia, and was founded in 1998 by Harold Jarrett, who has thirty-five years experience in product and market development. The company is the leading brand and innovator of remote monitoring services for on-site power generators. New management and Mr. Jarrett, all of whom remain with OmniMetrix following the closing, are accelerating the company’s current growth by focusing on and gaining rapid penetration in the emergency generator market, as well as home back-up generators. Many of these generators serve critical requirements such as hospitals, nursing homes and cell telephone towers. Approximately 10% of installed emergency generators fail to start when needed not due to manufactured quality but field issues like batteries, spark plugs, heater blocks and fuel issues. Constantly monitoring the equipment remotely can ensure the reliability of the back-up systems. While the home generator market is relatively new, approximately 2% of U.S. residences have installed back-up generators and the demand is growing rapidly due to severe storms and falling electric grid reliability.

OmniMetrix has also developed and markets a remote cathodic protection (CP) monitoring system which helps prevent losses associated with pipeline corrosion. Twenty-four hours a day, the system delivers current and historic test-point information directly to a desktop, laptop or phone. OmniMetrix’s CP systems have longer battery life and greater reliability, both features which provide solid, competitive advantages. The energy industry spends $7 to $10 billion annually repairing and replacing corroded steel pipelines. Because of this increasing problem, federal and state regulators are focusing greater attention on the issue. In addition, the U.S. shale gas boom requires a large increase in pipeline capacity which is expanding the opportunity for OmniMetrix.

John Moore, CEO of Acorn Energy stated, “OmniMetrix is a terrific addition to our growing product lines of remote monitoring systems for the huge and aging energy infrastructure. Digital energy is rapidly making the production and distribution of energy safer and more reliable. Acorn Energy is acquiring niche technologies which solve critical energy infrastructure problems and have tremendous market potential.”

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our three businesses in which we have controlling interests, improve the world's energy infrastructure by making it more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com